Exhibit 5.2

RESIGNATION

TO:

PARAMOUNT GOLD AND SILVER CORP. (THE “CORPORATION”)

I hereby resign as a director of the Corporation effective immediately and confirm that I have no dispute with the Corporation.

DATED as of the 20th day of March, 2009.

/s/Daniel Hachey
Daniel Hachey